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Contacts:
Investors: Paul Blalock  703-433-4300
Media: Kara Palamaras 703-433-4700


                      NEXTEL SPEAKS AT INVESTOR CONFERENCE

RESTON, Va. - March 14, 2001 - Nextel Communications, Inc. (NASDAQ:NXTL), speaking at an investor conference in New York City today, indicated its expectation that first quarter of 2001 results will be impacted by slowing business purchases, downsizing and higher costs.

Tim Donahue, Nextel's president and CEO, commented "During the first quarter of 2001, our domestic operations have begun to feel the impact of a slowing economy and related cost control measures being implemented by many businesses. Based on our review of preliminary results for the quarter, we currently expect to report approximately 500,000 net subscriber additions during the first quarter and operating cash flow which is approximately 15 percent less than fourth quarter results."

Additionally, Donahue said "In the current environment, Nextel is taking aggressive action to reduce costs, increase efficiencies and focus on profitability. Fortunately, we have a strong balance sheet and we are seizing the opportunity to streamline our operations while we introduce new high value wireless products and continue to develop advanced wireless services aimed at the business market."

Nextel Communications, Inc., based in Reston, Va, is the leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 184 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners' service is available today in areas of the U.S. where approximately 217 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect(R) -- a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit the Company's website at http://www.nextel.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. These discussions are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel's actual future experience. Nextel has attempted to identify certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted occupational markets and competitive conditions, as well as those that are described from time to time in Nextel's reports filed with the SEC, including Nextel's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and in the 10-Q's for the first, second and third quarters of 2000.